Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-275581, 333-275582, and 333-277566), Form S-1 (File Nos. 333-271951, 333-276717, 333-280700, and 333-281322), and Form S-3 (File No. 333-283559) (the “Registration Statements”) of our report dated April 11, 2025, with respect to our audit of the financial statements of Signing Day Sports, Inc. as of December 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the Registration Statements.

Very truly yours,

/s/ BARTON CPA

BARTON CPA

Cypress, Texas

April 11, 2025